UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 1-33726

Date of Report: October 5, 2009

ADVANCED BATTERY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2497491
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

15 West 39th Street, Suite 14A, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

212-391-2752
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On October 5, 2009 Advanced Battery Technologies sold 4,592,145 shares of common stock and 1,377,644 common stock purchase warrants (the “Warrants”) pursuant to a Securities Purchase Agreement made as of September 30, 2009.  The purchasers were institutional funds.

The aggregate purchase price for the securities was $19,000,001.  From the proceeds of the offering, Advanced Battery Technologies will pay a fee of $950,000 to Rodman & Renshaw, LLC, which acted as the placement agent for the offering.  Advanced Battery Technologies will also reimburse Rodman & Renshaw, LLC for its out-of-pocket expenses, and will issue to Rodman & Renshaw, LLC warrants to purchase 229,608 shares of common stock.  In the event that any of the Warrants issued in the offering are exercised, Advanced Battery Technologies will pay five percent of the exercise price to Rodman & Renshaw, LLC, subject to compliance with FINRA Rule 5110.

The Warrants will permit the holders to purchase up to 1,377,644 shares of common stock from Advanced Battery Technologies for a period of five years at a price of $4.70 per share.  The warrants to be issued to Rodman & Renshaw, LLC may be exercised for a price of $5.171875 per share for a period of five years.  Cashless exercise is permitted only if there is no effective registration statement permitting resale of the common shares underlying the Warrants.

We made the offering and sale of the shares and warrants pursuant to a shelf registration statement on Form S-3 (Registration No. 333-161384) that was declared effective by the Securities and Exchange Commission on September 2, 2009, and a base prospectus dated as of the same date, as supplemented by a prospectus supplement to be filed with the Securities and Exchange Commission on October 1, 2009.

Item 9.01                      Financial Statements and Exhibits

Exhibits

10-a
Securities Purchase Agreement dated September 30, 2009 among Advanced Battery Technologies, Inc. and certain named Purchasers – filed as an exhibit to the Current Report on Form 8-K dated September 30, 2009 and filed on October 1, 2009, and incorporated herein by reference.

10-b	Form of Common Stock Purchase Warrant issued on October 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED BATTERY TECHNOLOGIES, INC.
Dated: October 7, 2009	By:/s/ Fu Zhiguo
Fu Zhiguo, Chief Executive Officer